Exhibit 14.1

TESSERA HOLDING CORPORATION

CODE OF BUSINESS CONDUCT AND ETHICS POLICY

This policy of Tessera Holding Corporation (together with its subsidiaries, “Tessera” or the “Company”) was adopted on December 1, 2016.

I.	Purpose

The Tessera Technologies, Inc. Code of Business Conduct and Ethics (the “Code”) describes the core values and beliefs of the Company and provide the foundation for all business conduct. Our guidelines for conducting Company business are consistent with the highest standards of business ethics. If you have any questions about these guidelines, please contact the Compliance Officer or the Chief Executive Officer.

II.	Policy

This Code applies to all of our directors, officers, employees, and agents, whether they work for Tessera on a full-time, part-time, consultative, or temporary basis. We refer to all persons covered by this Code as “employees.”

The Board of Directors has appointed the Company’s General Counsel as the Compliance Officer for the Company. If you have doubts about whether company conduct is consistent with Tessera’s high ethical standards, contact the Compliance Officer.

All Tessera employees have a duty to report any known or suspected violation of this Code, including any violation of laws, rules, regulations or policies that apply to Tessera. Reporting a known or suspected violation of this Code by others will not be considered an act of disloyalty, but an action to safeguard the reputation and integrity of Tessera and its employees.

A.	Conflict of Interest

A conflict of interest occurs when an employee’s private interests interfere, or appear to interfere, in any way with the interests of Tessera. Employees must avoid any private interest that may influence your ability to act in the interests of Tessera or that may make it difficult to perform your work objectively and effectively. As a guideline, ask yourself:

•	Is it legal?

•	Is it honest and fair?

•	Is it in the best interests of the Company?

•	Would you be embarrassed to read about it in the local newspaper?

The Company requires that employees disclose to the Compliance Officer any situations that could give rise to a conflict of interest. If you are not sure whether there is a conflict, please discuss your issue or concerns with the Compliance Officer. Please see our Employee Handbook for further discussion and guidelines regarding conflicts of interest.

B.	Protection and Use of Company Assets

Tessera employees should protect Tessera’s assets and ensure their efficient use for legitimate business purposes. Theft, carelessness, and waste have a direct impact on Tessera’s profitability. The use of the funds or assets of Tessera for any unlawful or improper purpose is strictly prohibited. Tessera employees may not use Tessera assets for their personal benefit. To ensure the protection and proper use of Tessera’s assets, each Tessera employee should:

•	exercise reasonable care to prevent theft, damage or misuse of Tessera property, whether tangible or intangible;

•	promptly report the actual or suspected theft, damage or misuse of Tessera property;

•	safeguard all electronic programs, data, communications and written materials from inadvertent access by others; and

•	use Tessera property for legitimate business purposes in accordance with the Tessera Employee Handbook.

C.	Gifts and Entertainment

Employees shall not solicit or accept money, loans, credits, or prejudicial discounts, or accept gifts, entertainment, favors, or services from present or potential suppliers that might influence or appear to influence purchasing decisions. The Tessera Employee Handbook includes guidelines for acceptable maximum values under which gifts, entertainment, favors and services may be accepted.

Customer gifts and entertainment should never compromise, or appear to compromise, your ability to make objective and fair business decisions. Employees may give gifts or entertain customers only if the gift or entertainment could not be viewed as an inducement to any particular business decision. All gifts and entertainment expenses must be disclosed on company expense reports.

D.	Confidential Information

Tessera employees have access to a variety of confidential information. Confidential information includes all non-public information that might be of use to competitors or members of the public, or potentially harmful to Tessera or its customers, if disclosed. Such information also includes news that has not yet been released but that would greatly benefit Tessera in the public’s eye. Unauthorized disclosure of confidential information could cause competitive harm to Tessera and could result in legal liability to you and Tessera. Employees have a duty to safeguard all confidential information, except when disclosure is authorized or legally mandated. Each employee is required and expected to execute the Employment, Confidential Information,

Invention Assignment, and Arbitration Agreement and to abide by all of the provisions in that Agreement, including all of the provisions concerning the protection of Company confidential information.

Any question or concern regarding whether disclosure of Tessera information is legally mandated should be promptly referred to the Compliance Officer.

E.	Accuracy of Financial Reports and Other Public Communications

Tessera is a public company and is required to report its financial results and other information about its business to the public and the Securities and Exchange Commission. Tessera is subject to various securities laws and regulations. Our policy is to disclose in accordance with all applicable requirements accurate and complete information regarding company business, financial condition, and results of operations. Employees must understand and strictly comply with generally accepted accounting principles as adopted by Tessera and all standards, laws and regulations for accounting and financial reporting of transactions, estimates and forecasts. Inaccurate, incomplete or untimely reporting can severely damage Tessera or result in legal liability and will not be tolerated.

Tessera employees should be on guard for, and promptly report, any possibility of inaccurate or incomplete financial reporting. Particular attention should be paid to:

•	financial results that seem inconsistent with the performance of the underlying business;

•	transactions that do not seem to have an obvious business purpose; and

•	requests to circumvent ordinary review and approval procedures.

Tessera’s senior financial officers have a special responsibility to ensure that all of our financial disclosures are full, fair, accurate, timely and understandable. Any practice or situation that might undermine this objective should be reported to the Compliance Officer. In accordance with the Tessera Accounting, Internal Control, and Auditing Confidential Complaint Policy, reports may be made in person, or may be made by anonymous verbal or e-mail message.

F.	Tessera Records

Accurate and reliable records are crucial to our business and form the basis of our earnings statements, financial reports and other disclosures to the public. Our records are the source of essential data that guide business decision-making and strategic planning.

All Tessera records must be complete, accurate and reliable in all material respects. There is never an acceptable reason to make false or misleading entries. Undisclosed or unrecorded funds, payments, or receipts are strictly prohibited. You are responsible for understanding and complying with our record keeping policy. Contact the Compliance Officer if you have any questions.

G.	Compliance with Laws and Regulations

Each Tessera employee has an obligation to comply with the laws of the cities, states and countries in which Tessera operates. We will not tolerate any activity that violates any laws, rules, or regulations applicable to Tessera. This includes, without limitation, laws covering commercial bribery and kickbacks, copyrights, trademarks and trade secrets, protection of third party/former employer confidential information, information privacy, insider trading, illegal political contributions, antitrust prohibitions, foreign corrupt practices, offering or receiving gratuities, environmental hazards, employment discrimination or harassment, occupational health and safety, false or misleading financial information or misuse of corporate assets. Employees are expected to understand and comply with all laws, rules and regulations that govern your conduct as an employee of Tessera. If any doubt exists about whether a course of action is lawful, you should seek advice immediately from the Compliance Officer.

H.	Political Contributions and Activities

Tessera encourages its employees to participate in the political process as individuals. Employees should be careful to make it clear that their political views and actions are their own, and not made on behalf of Tessera. Tessera funds or assets shall not be used to make a political contribution to any political party or candidate, unless prior approval has been given by the Compliance Officer.

III. Procedures for Reporting Violations of the Code

All Tessera employees have a duty to report any known or suspected violation of this Code, including any violation of laws, rules, regulations or policies that apply to Tessera. Reporting a known or suspected violation of this Code by others will not be considered an act of disloyalty, but an action to safeguard the reputation and integrity of Tessera and its employees.

If you know of or suspect a violation of this Code, it is your responsibility to immediately report the conduct to the Compliance Officer, who will work with you to investigate your concern. All questions and reports of known or suspected violations of this Code will be treated with sensitivity and discretion. The Compliance Officer and Tessera will protect your confidentiality to the extent possible, consistent with the law and Tessera’s need to investigate your concern. It is Tessera’s policy that any employee who violates this Code will be subject to appropriate discipline, including potential termination of employment, based upon the facts and circumstances of each particular situation. Your conduct as an employee of Tessera, if it does not comply with the law or with this Code, can result in serious consequences for both you and Tessera.

Tessera strictly prohibits retaliation against an employee who, in good faith, seeks help or reports known or suspected violations. An employee inflicting reprisal or retaliation against another employee for reporting a known or suspected violation, will be subject to disciplinary action up to and including termination of employment.

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